                                                                       Exhibit 7

                                  July 28, 1998


Mr. Philip O. Strawbridge
Chief Financial Officer
International Technology Corporation
1575 I Street N.W., Suite 425
Washington, D.C.  20005

Dear Philip:

         We understand from BT Alex. Brown incorporated ("BT Alex. Brown"), our financial adviser, that you may be interested in pursuing a transaction with Fluor Daniel GTI, Inc. (the "Company") on a mutually agreeable basis. In connection with your possible interest in a transaction with the Company, we propose to furnish you ("Recipient") with certain product, financial, marketing, manufacturing, organizational, technical and other information related to the Company (herein collectively referred to as the "Confidential Information"). In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, Recipient agrees to treat all Confidential Information provided by the Company confidentially (except as otherwise provided herein) and to observe the terms and conditions set forth herein.

         The Recipient agrees that it will keep Confidential Information secret and confidential and will not use Confidential Information for any purpose other than determining whether it wishes to enter into a transaction. The Recipient agrees not to disclose or allow disclosure to others of any Confidential Information, except that the Recipient may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors, or representatives (hereinafter, "Representatives") to the extent necessary to permit such Representatives to assist in making the determination referred to in the prior sentence, provided, however, that the Recipient shall obtain from its external Representatives agreements in favor of the Company to protect the confidential nature of the Confidential Information in accordance with the terms of this agreement.

         For purposes of this Agreement, Confidential Information shall include all non-public confidential or proprietary information, regardless of the form in which it is communicated or maintained (whether prepared by Company, BT Alex. Brown or otherwise) that contains or otherwise reflects information concerning the Company that may be provided to the Recipient or its Representatives in the course of its evaluation of a possible transaction. The term "Confidential Information" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Confidential Information ("Notes"). The terms and conditions of this Agreement shall not apply to those portions of the Confidential Information that (i) become generally available to the public other than as a result of a disclosure by the Recipient or any of its Representatives, (ii) were available to the Recipient on a non-confidential basis prior to the disclosure of such Confidential Information to the Recipient pursuant to this Agreement, provided that the source of such information was not known by the Recipient or any of its

Mr. Philip O. Strawbridge
[Date]
Page 2


Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its agents, advisors, representatives or affiliate with respect to such material or (iii) become available on a nonconfidential basis from a source other than the Company or its agents, advisors, representatives or affiliate provided that the source of such information was not known by the Recipient or any of its Representatives, after inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its agents, advisors, representatives or affiliate with respect to such material.

         In addition, without the prior written consent of the Company, the Recipient will not make any disclosure that it is having or has had discussions concerning a transaction, that it has received Confidential Information or that it is considering a possible transaction; provided that if Recipient has received the opinion of counsel that such disclosure must be made in order that the Recipient not commit a violation of law and, Recipient promptly advises and consults with the Company and its legal counsel concerning the information for which disclosure is required and will provide such disclosure only with consent of the Company, such consent will not be unreasonably withheld.

         You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, (a) that the Company is a public corporation the securities of which trade on the NASDAQ National Market and (b) that federal and many state securities laws prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         Although the Company has endeavored to include in the Confidential Information such information known to it which it believes to be relevant for the purpose set forth herein, neither the Company nor any of its agents, advisors, representatives or affiliates (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information or (ii) shall have any liability whatsoever to the Recipient or its Representatives relating to or resulting form the use of the Confidential Information or any errors therein or omissions therefrom. Furthermore, the Company shall not be obligated to provide any information concerning pricing, cost or bidding, which in its or its counsel's opinion may involve or lead to involvement in or be the basis for allegations of violations of antitrust or procurement laws.

         In the event that the Recipient or anyone to whom the Recipient transmits any Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, the Recipient will give the Company prompt written notice of such request or requirement so that the Company may at its cost seek an appropriate protective

Mr. Philip O. Strawbridge
[Date]
Page 3


order or other remedy and/or waive compliance with the provisions of this Agreement, and the Recipient will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of counsel, is legally required to be disclosed and, upon the Company's request, use best efforts to obtain assurances that confidential treatment will be accorded to such information.

         If the Recipient decides that it does not wish to explore a possible transaction, it will promptly notify the Company of that decision. In that case, or if the Company shall by written notice to the Recipient elect at any time to terminate further access to the Confidential Information for any reason, Recipient and its Representatives shall promptly return to the Company all copies of the Confidential Information and all Notes or destroy the Confidential Information and Notes and certify in writing as to such destruction. Notwithstanding the return or destruction of Confidential Information and Notes, the Recipient and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

         The Recipient understands that the Company shall have the right to reject or accept any proposal by the Recipient, for any reason whatsoever, in its sole discretion and neither the Recipient nor any of its Representatives shall have any claims whatsoever against Company or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction (other than those against the parties to a definitive agreement in accordance with the terms thereof).

         Without the Company's prior written consent, Recipient [Addendum Attached] will not for a period of two (2) years from the date of this Agreement, directly or indirectly solicit for employment any person who is now employed at the Company in an executive or management level position or otherwise considered by the Company and as agreed by the Recipient in advance to be a key employee, provided that the placement of or an advertisement in print media or the retention of an executive search firm to conduct a search not specifically targeted at the Company shall not be deemed "direct or indirect solicitation" for the purposes of this paragraph.

         Recipient agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it or its Representative, that in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Recipient further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Recipient or any of its Representatives have breached this letter agreement, the Recipient shall be liable and pay to the Company the reasonable legal fees incurred by the Company and its agents, advisors, representatives or affiliate in connection with such litigation, including any appeal therefrom.

Mr. Philip O. Strawbridge
[Date]
Page 4


         All modifications of, waivers and amendments to this Agreement or any part hereof must be in writing signed on behalf of each party. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

         Recipient hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Chicago over any suit, action or proceeding arising out of or relating to this letter. Each hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to either party shall be effective service of process for any action, suit or proceeding brought against you in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon either party and may be enforced in any court to whose jurisdiction either party is or may be subject, by suit upon such judgment.

         In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and, effect to the fullest extent permitted by applicable law.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

         Your obligations under this Agreement shall terminate two (2) years after the date hereof. If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                  Agreed and Accepted:

                                  AS RECIPIENT


                                  By: /s/ Drew E. Park, Jr.
                                     --------------------------------------

                                  Title: Vice President
                                        -----------------------------------

                                  Date: 8/3/98
                                       ------------------------------------

Addendum to July 28, 1998 Confidential Disclosure Agreement
-----------------------------------------------------------


     Paragraph 12.

     ...'s officers, directors, employees and representatives who participate in the review of the Confidential Information...


Agreed and Accepted by:

                                        /s/ Drew E. Park, Jr.
-------------------------------         ------------------------------------
Flour Daniel GTI, Inc.                  Drew E. Park, Jr. VP, IT Corporation